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                                                                  Exhibit 99.455

                                                                 California
                                                                 Independent
                                                                 System Operator


MEMO

To:    Susan Schneider / Byron Woertz

From:  Anjali Sheffrin

CC:    J. Tranen,  B. Emery,  T. Winter, C. Smart, D. Fishback

Date:  06/27/02

Re:    FTR  Subgroup Meeting

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During our first subgroup meeting on April 20, we realized that further analysis of the two FTR options would be needed before we will be able to reach any conclusions about market power issues. Market Surveillance's role in this process is to determine if there is a potential for market power in any of the alternatives and if they might affect the fair and efficient functioning of the market. It is important to assure market participants the process we are following is comprehensive and considers all inputs.



Market Surveillance has begun work with the market power subgroup specifically to discuss market power issues. We felt that a smaller group concentrating on market power concerns would be a good forum for airing alternative views and discovering where agreement exists and disagreement remains. The purpose of the first subgroup meeting was to identify as many issues as possible and solicit stakeholder viewpoints. To serve as a starting point for discussion, we asked an expert in the field to present some of his ideas. We did not represent that this presentation meant that Market Surveillance had completed its analysis, had reached any conclusions or was issuing recommendations. Our intent is to use the input from the subgroup to assist us in identifying key issues and analyses and determining if market power could impede the efficient functioning of the market.

The process we are planning to follow is:

1.   Develop a comprehensive list of issues and concerns

2. Have an independent expert review the issues and quantify potential market power impacts where possible

3.   Prepare draft recommendations for mitigating market power

4.   Review recommendations with stakeholders and seek their input



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5.   Prepare a final report to the Board of Governors

Before selecting an independent expert to perform the issue review, I plan to seek input from stakeholders on what candidates they recommend for consideration. The initial criteria I will use in selecting the expert are:

o    Demonstrated expertise in market power

o    Comprehensive knowledge of transmission rights

o    No financial or association interests that could bias review

o    Ability to meet our schedule.



To reiterate, we are still identifying issues and have not performed analyses necessary for us to formulate recommendations. Prior to forwarding any recommendations, we are planning to ask for stakeholder review and comment and have unbiased expert review. Since we have to complete our work quickly, would you please ask stakeholders to forward any recommendations of experts meeting the qualification criteria by May 6.



If you have further questions or comment on the process we intend to follow, please call me.



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